CapitalSource

4445 Willard Avenue
12th Floor
Chevy Chase, MD 20815
Phone: (301) 841-2700
Fax: (301) 841-2340
Web Address: www.capitalsource.com

July 28, 2006

VIA TELECOPY

Bryan Chance, Chief Financial Officer
Titan Global Holdings, Inc.
44358 Old Warn Springs Blvd
Fremont, CA 94538

Re: Titan Global Holdings, Inc. Recapitalization

Dear Bryan:

CapitalSource Finance LLC ("Lender") is pleased to submit this proposal to establish a $15,000,000 revolving credit facility (the "Revolving Credit Facility") and an additional $4,974,000 senior term loan (the "Senior Term Loan", and together with the Revolving Credit Facility, the "Loan Amount") with Titan Global Holdings, Inc. and all of its direct and indirect subsidiaries ("Borrower") to repay and effect a termination of the existing credit facility of Oblio Telecom, Inc. ("Oblio") with Lender, to finance a portion of Borrower's recapitalization, and to provide future working capital requirements. The terms and conditions pursuant to which Lender proposes to provide the Loan are as set forth below:

REVOLVING CREDIT FACILITY

Revolver Maximum Loan Amount: The maximum amount of advances available under the Revolving Credit Facility during the Term (as defined below) shall be $15,000,000 (the "Revolver Maximum Loan Amount") subject to certain sub-limits for Oblio and for Titan PCB West and Titan PCB East (collectively "Titan PCB") to be agreed upon. The amount available to Borrower under the Revolving Credit Facility at any one time shall be based upon the Availability (as defined below) which shall be determined subsequent to Lender's on-site due diligence.

Availability:

Availability under the Revolving Credit Facility shall be an amount up to 85% of the eligible accounts receivable. Eligible accounts receivable and the net amounts thereof will be determined by us pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible accounts receivable of Oblio derived from distributors of prepaid phone cards into the bodega / convenience store channel will exclude accounts which are unpaid more than 60 days from the original invoice date, whereas for accounts derived from Bravo handset sales or prepaid phone card sales into other channels, eligible accounts receivable of Oblio will exclude accounts which are unpaid more than 90 days from the original invoice date. Eligible accounts receivable of Titan PCB will exclude accounts which are unpaid more than 60 days past the original due date thereof, but in any event which are unpaid more than 90 days from the original invoice date. Eligible accounts receivable for both Oblio and Titan PCB will exclude accounts owed by an account debtor which has more than fifty percent (50%) of the aggregate amount thereof unpaid more than such number of days past the original invoice date thereof and/or due date, poor credits, employee or affiliate accounts receivable, unqualified foreign accounts receivable, dilution amounts, progress billings, and those other accounts which do not constitute collateral acceptable for lending purposes, which shall be determined by Lender upon completion of its on-site due diligence.

Availability under the Revolving Credit Facility shall also include an amount up to the lesser of: (i) up to 50% of the value of eligible finished goods inventory of Borrower, valued at the lower of cost or market, as determined by Lender, with cost determined under the first-in-first-out method or (ii) 85% of net orderly liquidation value. Such advance rate and applicable sub-limit are subject to results satisfactory to Lender of an appraisal of inventory to be conducted at the expense of the Company by independent appraisers acceptable to Lender. Eligible inventory will be determined by Lender pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible inventory will exclude work-in-process, packaging, slow-moving or obsolete inventory, inventory-in-transit, and those other items which do not constitute collateral acceptable for lending purposes, which shall be determined by Lender upon completion of its on-site due diligence.

Repayment Terms:

Advances under the Revolving Credit Facility shall be paid in full by Borrower to Lender at the earlier of: (i) the end of the Term, (ii) acceleration after the occurrence of an Event of Default, or (iii) termination.

Term:

The term of the Revolving Credit Facility shall be 3 years from the date of Closing.

Interest and Fees:

(i) Interest on the outstanding balance of the Revolving Credit Facility shall be payable monthly in arrears at an annual rate of the Prime Rate of Interest, as quoted from time to time by Citibank, N.A., plus 1.50%, subject to a floor on the Prime Rate as of the Closing Date. Interest on the outstanding balance of the Revolving Credit Facility shall be calculated on the basis of the actual number of days elapsed in a 360-day year. Collections of cash by Lender under the Revolving Credit Facility shall be credited to Borrower's obligations thereunder on a daily basis, subject to five business clearance days.

(ii) Borrower shall pay Lender a Collateral Management Fee of 0.042% per month on the Revolving Credit Facility, which shall be payable monthly in arrears.

(iii) Borrower shall pay Lender an Unused Line Fee of 0.042% per month of (a) the Revolver Maximum Loan Amount less (b) the average outstanding loan balance, which shall be payable monthly in arrears.

(iv) On the date of Closing (or earlier upon the execution of a commitment letter as applicable), Borrower shall pay Lender a Closing Fee of 0.25% of the Revolving Credit Facility.

(v) In lieu of Oblio paying the applicable early termination fee on its existing credit facility with Lender, Borrower shall pay an Exit Fee upon termination of the proposed Revolving Credit Facility with Lender equal to 2.0% of the Revolver Maximum Loan Amount. Such Exit Fee shall be fully earned by Lender as of the Closing of the proposed Revolving Credit Facility.

SENIOR TERM LOAN

Senior Term Loan Amount: The maximum amount of funding under the Senior Term Loan shall be the lesser of: (i)$4,974,000, or (ii) the balance immediately prior to closing of Term Loan A and Term Loan B to Oblio less $2,000,000.

Term: The term of the Senior Term Loan shall be 3 years from the date of Closing and otherwise coterminous with the Revolving Credit Facility.

Repayment Terms: Principal on the Senior Term Loan shall be payable monthly and amortized on a straight line basis over 4 years with a balloon payment, if necessary, at termination.

In addition, Borrower shall be required to make mandatory prepayments up to 50.0% of excess cash flow (to be defined) for each quarter. Applicable excess cash flow prepayments will be applied in inverse order of outstanding maturities. Amounts prepaid from excess cash flow shall not be available to be re-borrowed and will not be subject to the prepayment fee.

Interest and Fees:

(i) Interest on the outstanding balance of the Senior Term Loan shall be payable monthly in arrears at an annual rate of the Prime Rate of Interest, as quoted from time to time by Citibank, N.A., plus 4.0%, subject to a floor on the Prime Rate as of the Closing Date. Interest on the outstanding balance of the Senior Term Loan shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

(ii) Borrower shall pay Lender a Collateral Management Fee of 0.042% per month on the Senior Term Loan Amount, which shall be payable monthly in arrears

(iii) On the date of Closing (or earlier upon the execution of a commitment letter as applicable), Borrower shall pay Lender a Commitment Fee of 0.50% of the Senior Term Loan.

GENERAL TERMS

General Terms:

The definitive credit documentation to be provided to Borrower relating to the Loan shall contain certain representations, warranties, right of first refusal rights, covenants (including restrictions on advances from Oblio to Titan PCB), prepayment fees, and other terms and conditions consistent with those customarily found in similar financings and such other terms and conditions as shall be agreed upon by Borrower and Lender. In lieu of Oblio paying the applicable prepayment fee on its existing credit facility with Lender, the proposed Loan shall be subject to prepayment fees equal to those in effect for the Oblio credit facility, less the Exit Fee on the Revolving Credit Facility to Borrower, with such amounts reset for a new three year term.

Collateral and Security:

The Loan shall be secured by a first priority perfected lien on and security interest in all existing and future accounts receivable and inventory and proceeds thereof, and all other assets of Borrower and its direct and indirect subsidiaries, whether existing at Closing or thereafter organized or acquired, subject to a carve-out for new purchase money financing on future capital equipment in amounts to be agreed, and excluding machinery and equipment for Titan PCB, for which Lender's security interest shall be subordinate to that of Laurus Master Funds. Any loans made to Oblio or Titan PCB will be cross-collateralized and cross-defaulted. Farwell Equity Partners shall continue to pledge those shares of Thomas Equipment which presently secure certain obligations of Oblio to Lender as collateral for the proposed Loan, subject to release provisions to be agreed.

Loan Documents:

Borrower shall execute and deliver to Lender such loan and security agreements, notes, deeds of trust, instruments, documents, certificates, opinions, fraud guaranties, third party reports and assurances as are reasonable and customary for similar loans, and as Lender may reasonably require in connection with the Closing.

Closing Conditions:

(i) Prior to Closing, there shall be no material change in Borrower's business or general financial condition;

(ii) There shall be no material default in any of Borrower's obligations under any contract;

(iii) Borrower shall be in compliance with all applicable laws;

(iv) Lender shall receive an opinion from Borrower's counsel satisfactory to Lender;

(v) The final legal structure of the credit facility shall be determined by Lender and satisfactory to Lender's counsel;

(vi) Lender shall enter into satisfactory intercreditor and subordination agreements with the sellers of Oblio with respect to seller indebtedness, and if applicable, with Cornell Capital with respect to proposed convertible debt;

(vii) Lender shall enter into a satisfactory intercreditor agreement with Laurus Master Funds with respect to term debt to remain at Titan PCB; such debt shall have a principal balance of at least $2,800,000, require principal amortization not greater than $80,000 per month, and cash interest not greater than 10% per annum;

(viii) Borrower shall maintain and pay for a Lock Box Account mutually satisfactory to Borrower and Lender for Borrower's cash collections;

(ix) On a *pro forma* basis, taking into consideration the Loan, related transactions, and expenses related thereto, Borrower shall report undrawn availability at closing of at least $2,250,000;

(x) Borrower shall receive net equity or convertible debt proceeds in a minimum amount of $5,500,000;

(xi) Lender shall be granted 175,000 shares of the Borrower (the "Stock"). The Stock shall include customary piggyback registration rights, as well as rights consistent with those granted to Lender in connection with the grant of shares of Borrower as part of the Oblio financing;

(xii) Lender and its advisors shall have the right to perform due diligence prior to Closing to determine the liquidity of Borrower's accounts receivable and inventory and M&E and the general financial and operational state of the Borrower. Lender's due diligence shall include, but not be limited to, a review of the collateral files, relevant financial information and other materials relevant to the Closing. In connection with the Closing, Lender is hereby authorized to file UCC-1 Financing Statements for the Borrower as debtor. Following the Closing, Lender shall have the right to conduct periodic due diligence to assess the on-going collateral value of Borrower's accounts receivable and inventory and M&E.

Closing:	The closing of the Loan will occur on a date that is mutually satisfactory to Borrower and Lender; however, if the Loan does not close on or before September 30, 2006, this proposal shall expire and (except for such provisions which survive) shall have no further force or effect, unless extended by Lender.
Costs and Expenses:	All costs associated with establishing the Loan including, but not limited to, Lender's out-of-pocket expenses associated with the transaction, professional fees, referral fees, recording fees, search fees and filing fees shall be paid by Borrower regardless of whether the transaction closes. Upon acceptance of the general terms of this letter, Borrower consents to have Lender apply all fees and expenses associated with the recapitalization of Titan Global Holdings, Inc. to Lender's existing revolving credit facility with Oblio. Furthermore, Borrower represents and warrants to Lender that it has not contracted with, nor does it know of, any broker who has participated in the Loan or the transactions contemplated herein.
Transaction Confidential/ Exclusivity:	Borrower will not disclose the contents of this letter (or that Borrower and Lender are having any discussions related to a possible Loan including the status thereof, termination thereof, any decision on Borrower's or Lender's part to no longer consider any such Loan or any terms, conditions, or other facts with respect thereof) to any third party, including, without limitation, any financial institution or intermediary, without Lender's prior written consent, other than to Borrower's officers and advisors on a need-to-know basis. Notwithstanding the preceding sentence, Borrower shall make all public disclosures that Borrower or Borrower's counsel deem necessary to satisfy all applicable SEC reporting and disclosure requirements. Borrower agrees to inform all such persons who receive information concerning this letter that such information is confidential and may not be disclosed to any other person. Further, until the transaction proposed herein is consummated or a determination is made by Lender not to pursue such transaction, Borrower agrees to negotiate exclusively with Lender regarding any financing the purpose of which is substantially the same as that of the proposed transaction. In connection with the requested Loan, Borrower understands that Lender will continue to make financial, legal and collateral investigations and determinations. Consequently, if Borrower fails to comply with any of the provisions of this paragraph or consummates a transaction (including a refinancing of Borrower's current credit facility) with an entity other than Lender during the one-year period following the date hereof, Borrower shall (no later than the closing date of such transaction) pay Lender liquidated damages equal to two percent of the loan amount. Borrower acknowledges that such liquidated damages are intended to compensate Lender for its estimated added administrative costs incurred and the amount of damage sustained by Lender as a result of Borrower's decision to decline to accept the Loan.
Expiration:	If Lender does not receive this accepted term sheet on or before July 28, 2006, this term sheet shall automatically expire.

By signing this letter, Borrower agrees to indemnify Lender, its managers, officers, and principals and hold each of them harmless against any and all losses, liabilities and claims arising out of or by reason of any investigation, litigation, or other proceeding brought or threatened relating to any loan made or proposed to be made, including without limitation the claims of any brokers or anyone claiming a right to any fees in connection with the Loan. If

the terms and conditions set forth above are satisfactory, please sign the enclosed copy of this letter and return it to my attention. Please call me at 301-634-6704 should you have any questions or comments.

Very Truly Yours,

Michael McShane

Michael McShane
Director, Business Credit Services
CapitalSource Finance, LLC

The foregoing is accepted and agreed to:

By: David M Marks
Name: David M Marks
Title: Chairman
Date: 7/28/06

This is not a commitment to extend credit in any form and remains subject to due diligence, credit approval, and documentation. No oral communications between the parties shall be deemed to supersede this letter or indicate any commitment to extend credit in any form. There shall be no obligation on the part of Lender to extend credit until such time as final and definitive documents satisfactory to Lender in its sole discretion have been executed by all parties to such documents.